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                              December 13, 1996

Reebok International Ltd.
100 Technology Center Drive
Stoughton, Massachusetts 02072

Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,000,000 shares of Common Stock, $0.01 par value (the "Shares"), of Reebok International Ltd., a Massachusetts corporation (the "Company"). The Shares are to be issued and sold from time to time under the Company's 1994 Equity Incentive Plan (the "Plan") to persons who are not employees of or consultants or advisors to the Company.

     We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of our records, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and that, when issued and sold by the Company pursuant to the Plan, they will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                   Very truly yours,

                                   /s/ ROPES & GRAY

                                   Ropes & Gray